Exhibit 99.1

Rafael Holdings Reports Fourth Quarter and Full Fiscal Year 2018 Results

NEWARK, NJ – October 15, 2018: Rafael Holdings, Inc., (NYSE American: RFL), reported revenue of $1.2 million and a loss per share of $0.05 for the fourth quarter of its 2018 fiscal year. For the full fiscal year 2018, revenue was $4.4 million and the loss per share was $0.93.

Financial and Operational Highlights

(4Q18 results are compared to 4Q17 and FY 2018 results are compared to FY 2017)

●	On September 7th, Rafael Holdings’ CS Pharma subsidiary exercised a warrant for $10 million to purchase 8 million shares of Rafael Pharmaceuticals representing 13.5% of the shares currently outstanding. Rafael Holdings holds an effective 45% interest in CS Pharma;

●	4Q18 revenue of $1.2 million compared to $1.6 million; FY 2018 revenue of $4.4 million compared to $5.6 million;

●	4Q18 loss from operations of $1.2 million compared to income from operations of $100 thousand. FY 2018 loss from operations of $3.8 million compared to income from operations of $221 thousand;

●	4Q18 loss per share of $0.05 compared to a loss of $0.01. FY 2018 loss per share of $0.93 compared to income per share of $0.01.

Remarks by Howard Jonas, Chairman and CEO of Rafael Holdings

“Rafael Holdings, through our CS Pharma subsidiary purchased an equity stake in Rafael Pharmaceuticals following the quarter close by exercise of warrants. The investment reflects our continued excitement in the potential of Rafael Pharmaceuticals and our interest in ensuring that Rafael Pharmaceuticals has adequate resources to execute on its clinical trial programs, including its global, randomized, pivotal Phase III trials for patients with Stage IV metastatic pancreatic cancer and relapsed/refractory AML.

“LipoMedix continues to make progress on pre-clinical and clinical trial programs of Promitil, its flagship prodrug.

“On the real estate side of our business, we are working to optimize the value of our assets including our 20-story commercial property and associated garage in Newark, New Jersey.”

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage, oncology focused pharmaceutical companies. The real estate holdings include properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in Rafael Pharmaceuticals, Inc. and a majority stake in Lipomedix Pharmaceuticals Ltd., both of which are focused on development and commercialization of drugs in the oncology space.

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands)

July 31,	2018	2017
Assets
Current assets:
Cash and cash equivalents	$15,803	$11,756
Trade accounts receivable, net of allowance for doubtful accounts of $82 at July 31, 2018 and 2017	287	264
Marketable securities	24,701	—
Due from Rafael Pharmaceuticals	3,300	—
Prepaid expenses and other current assets	421	147
Total current assets	44,512	12,167
Property and equipment, net	50,113	51,160
Investments – Rafael Pharmaceuticals	13,300	11,700
Investments – Other Pharmaceuticals	2,000	1,778
Investments – Hedge Funds	4,218	—
Deferred income tax assets, net	—	8,859
Patents	324	—
In-process research and development	1,327	—
Other assets	1,126	540
Total assets	$116,920	$86,204

Liabilities and equity
Current liabilities:
Trade accounts payable	$367	$115
Accrued expenses	500	213
Other current liabilities	24	35
Total current liabilities	892	363
Due to related parties	276	23,693
Other liabilities	188	70
Total liabilities	1,355	24,126

Commitments and contingencies
Equity:
Rafael Holdings, Inc. stockholders’/members’ equity:
Group equity	—	50,427
Class A common stock, $0.01 par value; authorized shares – 50,000,000; 787,163 and nil shares issued and outstanding as of July 31, 2018 and 2017, respectively	8	—
Class B common stock, $0.01 par value; authorized shares – 200,000,000; 11,762,346 and nil shares issued and outstanding as of July 31, 2018 and, 2017, respectively	118	—
Additional paid in capital	103,636	—
Accumulated deficit	(1,108)	—
Accumulated other comprehensive income	4,043	2,316
Total Rafael Holdings, Inc. stockholders’/members’ equity	106,697	52,743
Noncontrolling interests	8,868	9,335
Total equity	115,565	62,078
Total liabilities and equity	$116,920	$86,204

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RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Fiscal Years ended July 31,	2018	2017	2016
Revenues:
Rental – Third Party	$1,275	$989	$746
Rental – Related Party	2,223	3,705	3,729
Parking	873	924	1,114
Total revenues	4,371	5,618	5,589
Costs and expenses:
Selling, general and administrative	5,519	3,728	2,754
Research & development	995	—	—
Depreciation and amortization	1,698	1,669	1,643
(Loss) income from operations	(3.841)	221	1,192
Interest income	(16)	(10)	20
Net (gains) losses resulting from foreign exchange transactions	(32)	(86)	13
Net gains on sales of marketable securities	(12)	—	—
Net loss on equity investments	104	—	—
Gain on disposal of bonus shares	(246)	—	—
Other expenses, net	—	113	—
(Loss) income before income taxes	(3,639)	204	1,159
Provision for income taxes	8,437	66	449
Net (loss) income	(12,076)	138	710
Net loss attributable to noncontrolling interests	(427)	—	—
Net (loss) income attributable to Rafael Holdings, Inc.	$(11,649)	$138	$710

(Loss) earnings per share attributable to Rafael Holdings, Inc. common stockholders:
Basic	$(0.93)	$0.01	$0.06
Diluted	$(0.93)	$0.01	$0.06

Weighted average number of shares used in calculation of (loss) earnings per share:
Basic	12,485	12,485	12,485
Diluted	12,485	12,485	12,485

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